Exhibit 24(b)(8.87)
AMENDMENT TO
FUND PARTICIPATION AGREEMENT
(Institutional and Service Shares)

This Amendment ("Amendment") to the Fund Participation Agreement is entered into as of March 22nd, 2013 by and among Janus Aspen Series (the "Fund"), Janus Capital Management
LLC (the "Adviser"), and ING Life Insurance and Annuity Company (the "Company").

RECITALS

WHEREAS, the Fund, the Adviser and the Company are currently parties to the Fund
Participation Agreement for Institutional and Service Shares dated December 8, 1997, as amended (the "Agreement");

WHEREAS, on December 31, 2005, the Company's affiliate ING Insurance Company of
America ("IICA") merged into the Company ("Merger"), and as a result of the Merger, the
Company assumed responsibility for all of IICA's obligations under IICA's Fund Participation
Agreement dated December 8, 1997, as amended ("IICA Agreement") which are identical in nature to the obligations set forth in this Agreement;

WHEREAS, the parties wish to update Schedule A of the Agreement to combine all Accounts for which the Company is responsible under one Agreement;

WHEREAS, the parties wish to update Schedule B of the Agreement;

WHEREAS, the parties wish to include provisions for trading via the National Securities
Clearing Corporation ("NSCC"); and

WHEREAS, the parties wish to further amend the Agreement as set forth below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The following is added as Section 2(h) to the Agreement:

(h) In lieu of applicable provisions set forth in paragraphs 2(c) and 2(d) above, the parties may agree to execute orders and wire payments for purchases and redemptions through NSCC's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Schedule D to this Agreement. In addition, the parties may also provide pricing information in accordance with Schedule D.

2.	Schedule D, attached hereto, is hereby added to the Agreement.

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3.	Schedule A to the Agreement shall be deleted in its entirety and replaced with the amended Schedule A attached hereto.

4.	The IICA Agreement and associated Service Agreement dated December 8, 1997 and
Distribution and Shareholder Services Agreement dated August 1, 2000 are hereby terminated as of the effective date of this Amendment and replaced with the
Agreement, as hereby amended, and its associated Service Agreement dated
December 8, 1997 and Distribution and Shareholder Services Agreement dated
August 1, 2000.

5.	Schedule B to the Agreement shall be deleted in its entirety and replaced with the amended Schedule B attached hereto.

6.	Article 11(b) shall be revised as follows:

"To the Company:

ING Life Insurance and Annuity Company
One Orange Way, C1S
Windsor, CT 06095-4774
Attention: Jacqueline Salamon, Legal

To the Fund:

Janus Aspen Series
151 Detroit Street
Denver, CO 80206
Attn: Chief Legal Counsel

To the Adviser:

Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206
Attn: General Counsel"

7.	Article 11(g) shall be deleted in its entirety and replaced with the following:

	"(g)	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado."

8.	The following shall be added to the end of the Agreement:

"13. The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

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(a) permit the Fund or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement;

(b) upon the Fund's request provide the Fund with the results of a Statement on Standards for Attestation Engagements No. 16 (SSAE-16) review or similar report of independent auditors; or

(c) upon the Fund's request provide annual certification to the Fund that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis.

14.	The Company represents and warrants that it is a "financial intermediary" as defined by SEC Rule 22c-2 of the 1940 Act ("The Rule"), and the Fund and the Adviser
represent and warrant that they have entered into an appropriate agreement with the Company pursuant to the requirements of The Rule.

15.	The Company represents and warrants that it is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A.
PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

16.	Janus Aspen Protected Series Portfolios ("PSP"). In the event the net asset value
("NAV") falls below the protected NAV as described in the current prospectus, a PSP will proceed to liquidation and all portfolio securities of such PSP not already converted to cash or cash equivalents will be converted to cash and cash equivalents and will remain in cash and cash equivalents until the PSP is liquidated which will occur within 120 days of the Termination Date as defined in the current prospectus (the "Liquidation Date"). The Company acknowledges that any Shares held by the Company on the Liquidation Date shall be redeemed for cash.

The Company agrees to notify the Fund of any large redemption (representing $1 million or more of the Portfolio) at least five (5) days in advance (or as soon as reasonably practicable) of such redemption."

9.	The Agreement, as supplemented by this Amendment, is ratified and confirmed.

10.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this
Amendment as of the date and year first above written.

JANUS ASPEN SERIES		ING LIFE INSURANCE AND ANNUITY
COMPANY

By: /s/Stephanie Grauerholz		By: /s/Lisa Gilarde
Name:	Stephanie Grauerholz	Name:
Title:	Vice President	Title:

JANUS CAPITAL MANAGEMENT LLC

By: /s/Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President

JANUS DISTRIBUTORS LLC

By: /s/Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President
This signature is solely for the purpose of
Terminating IICA 's Distribution and
Shareholder Services Agreement dated August
1, 2000 as set forth in Paragraph 4.

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Schedule A
Variable Annuity Account I
Variable Annuity Account B
Variable Life Account B
Variable Annuity Account C
Variable Annuity Account D
Variable Annuity Account F

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Schedule B
Portfolios

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series), including the Janus Aspen Protected Series.

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Schedule D

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1. As provided in Section 2 of Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through the NSCC and its subsidiary systems as follows:

(a) Fund or its affiliate will furnish to Company or its affiliate through NSCC's Mutual Fund
Profile System ("MFPS") as well as via email directly to ING at valuationafs@us.ing.com
(1) the most current NAV information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Company or its affiliate by 7:00 p.m.
Eastern Time on each business day that the Fund is open for business (each a "Business
Day"). Changes in pricing information will be communicated to both NSCC and Company or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's NAV is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined
Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration
Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day.
Subject to Company's or its affiliate's compliance with the foregoing, Company or its affiliate will be considered the agent of the Adviser and the Fund or its affiliate, and the
Business Day on which Instructions are received by Company or its affiliate in proper form prior to the Close of Trading will be the date as of which Shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Company or its affiliate after the Close of Trading on any given Business
Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at NAV in accordance with the Fund's then current prospectuses.

(c) Company or its affiliate will wire payment for net purchase orders by the Fund or its affiliate's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

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(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by Company or its affiliate, by 5:00 p.m.
Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Fund or its affiliate does not send a confirmation of
Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day Company or its affiliate or Fund or its affiliate is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund or its affiliate or to Company or its affiliate, as applicable, as is otherwise provided in Section 2 of the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of Shares or withdraw the sale of Shares of any Fund.

2. Company or its affiliate, the Fund or its affiliate and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking
Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Schedule D.

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